Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

of

THE ESTATE VAULT, INC.

ARTICLE I

NAME

Section 1.01. Corporate Name. The name of the corporation is The Estate Vault, Inc.

ARTICLE II

RESIDENT AGENT AND REGISTERED OFFICE

Section 2.01. Resident Agent. The name and address of the Resident Agent for service of process in Keith A. Grimes, 1110 East Bonneville Avenue, Las Vegas, NV 89101.

Section 2.02. Registered Office. Until otherwise changed by the Board of Directors of the corporation, the registered office of the corporation in the State of Nevada is to be located at 1110 East Bonneville Avenue, Las Vegas, NV 89101.

Section 2.03. Other Offices. The corporation may also maintain an office or offices for the transaction of any business at such other place or places inside or outside the State of Nevada as the Board of Directors from time to time may determine, or as may be designated by the Bylaws of the corporation. Corporate business of every kind and nature may be conducted, and meetings of directors and stockholders may be held, outside the State of Nevada with the same effect as if in the State of Nevada.

ARTICLE III

PURPOSES

Section 3.01. Nature and Purpose of Corporate Business. The nature of the business and the objects and purposes for which this corporation is organized is to transact, promote, carry on, and engage in any and all operations or activities in which it may be lawful for a corporation to engage, and to render services reasonably related thereto, within or without the State of Nevada.

Section 3.02. Other Activities. In connection with the foregoing purposes, the corporation shall have the power to acquire, own, and dispose of real or personal property appropriate to its business, and invest its funds in any form of real property, securities, or any other type of business, as well as any powers presently or hereinafter conferred under the law.

Section 3.03. General and Specific Powers. In connection with the foregoing purposes and activities, the corporation shall have all the rights, privileges and powers, both the general powers and specific powers, as are conferred, or may hereinafter be conferred, to and upon a corporation organized and existing under the laws of the State of Nevada pursuant to the provisions of Nevada law, particularly Chapter 78 of the Nevada Revised Statutes, and specifically including, but not limited to, the provisions of NRS. 78.060, entitled “General Powers,” and NRS. 78.070, entitled “Specific Powers.”

ARTICLE IV

CAPITAL STOCK

Section 4.01. Authorized Shares. The total number of shares of authorized capital stock of the corporation shall have authority to issue is Two Hundred Five Million (205,000,000) shares which shall consist of Two Hundred Million (200,000,000) shares of common stock having a par value of one tenth of a cent ($.001) and Five Million (5,000,000) shares of preferred stock having a par value of one tenth of a cent ($.001). Except as otherwise provided in accordance with these Articles of Incorporation, the Common Shares shall have unlimited voting rights, with each share being entitled to one vote, and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a pro rata basis. The Board of Directors may issue shares of preferred stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by the Board of Directors.

Section 4.02. Issuance of Preferred Shares. The Board of Directors is hereby authorized from time to time, without shareholder action, to provide for the issuance of Preferred Shares in one or more series not exceeding in the aggregate the number of Preferred Shares authorized by these Articles of Incorporation, as amended from time to time; and to determine with respect to each such series the voting powers, if any (which voting powers, if granted, may be full or limited), designations preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to Preferred Shares of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which holders of Preferred Shares of any series may be entitled (which may be cumulative or non-cumulative), the rights of holders of Preferred Shares of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Shares of any series to convert or exchange such Preferred Shares of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which the right to convert or exchange shall be applicable, and the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of that series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms and conditions of such obligation.

Section 4.03. Filings and Effectiveness. Before the Corporation shall issue any Preferred Shares of any series, Articles of Amendment or Restated Articles of Incorporation, fixing the voting powers, designations, preferences, the relative, participating, option, or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the Preferred Shares of such series, and the number of Preferred Shares of such series authorized by the Board of Directors to be issued shall be filed with the Nevada Secretary of State in accordance with NRS 78.207 and 78.209 and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series, and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

Section 4.04. Stock Right and Options. Consistent with NRS 78.200, the Corporation shall have the power to create and issue rights, warrants, or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class of classes, upon such terms and conditions and at such times and prices as the Board of Directors may provide, which terms and conditions shall be incorporated in an instrument or instruments evidencing such rights.

Section 4.05. Consideration of Shares, Stock Rights and Options. The common and preferred stock authorized by Section 4.01 of these Articles of Incorporation and the stock rights and options authorized by Section 4.04 of these Articles of Incorporation shall be issued from time to time without action by the stockholders and for such consideration as shall be fixed from time to time by the Board of Directors; and the shares, stock rights and options so issued, the full consideration for which has been paid and delivered to the corporation, shall be deemed fully paid stock, and the holder of such shares shall not be liable for any payment thereon. In the absence of fraud, the judgment of the Board of Directors as to the value of any property or services received in full or partial payment for shares, stock rights or options shall be conclusive.

Section 4.04. Preemptive Rights. Except as may otherwise be provided by the Board of Directors, no holder of any shares of the stock of the Corporation, shall have any preemptive right to purchase, subscribe for, or otherwise acquire any shares of stock of the Corporation of any class now or hereafter authorized, or any securities exchangeable for or convertible into such shares, or any warrants or other instruments evidencing rights or options to subscribe for, purchase, or otherwise acquire such shares.

Section 4.05. No Cumulative Voting Rights. There shall be no cumulative voting privileges unless otherwise specifically provided by the Bylaws of the corporation.

Section 4.06. Stockholders’ Meetings. The stockholders of the corporation may conduct and hold meetings in or outside the State of Nevada in such manner and from time to time as may be directed by the Bylaws of the corporation, or as the stockholders shall deem it advisable to do.

ARTICLE V

DIRECTORS AND OFFICERS

Section 5.01. In General. The members of the governing board of the corporation shall be styled “Directors.” The number of directors shall be at least three (3) persons, but not more than fifteen (15) persons. The number of directors may be changed from time to time in such manners as shall be provided in the Bylaws of the corporation.

Section 5.02. The first Board of Directors of the corporation following the amendment and restatement of these articles shall consist of three (3) directors, whose names and post office addresses are as follows:

Edward Deutsch

21 Pasture Lane

Roslyn, NY 11577

Boyd Soussana

1731 Rosebank Avenue

Halifax, Nova Scotia, Canada

B3H 4C5

David Turner

1731 Rosebank Avenue

Halifax, Nova Scotia, Canada

B3H 4C5

These individuals shall serve as directors until December 31, 2007, or until their successors shall have been elected and qualified.

Section 5.03. Directors’ Meetings. The Board of Directors of the corporation may conduct and hold meetings in or outside the State of Nevada in such manner and from time to time as may be directed by the Bylaws of the corporation, or as the Board of Directors shall deem it advisable to do.

Section 5.04. Power to Make Bylaws. The directors shall have the power to make the Bylaws of the corporation. Such Bylaws made by the directors under the power so conferred may be altered, amended, or repealed only as may be prescribed by the said Bylaws of the corporation.

Section 5.05. Other Powers of Directors. In furtherance of, and not as a limitation upon, the powers conferred by statute, the Board of Directors is expressly authorized:

(1) To authorize and issue, without Stockholder consent, obligations of the Corporation, secured and unsecured, under such terms and conditions as the Board, in its sole discretion, may determine, and to pledge or mortgage, as security therefore, any real or personal property of the Corporation, including after-acquired property;

(2) To authorize the guaranty by the corporation of securities, evidences of indebtedness and obligations of other persons, corporations and business entities;

(3) To set apart out of any of the funds of the corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;

(4) Subject to the applicable provisions of the By-laws then in effect, to determine, from time to time, whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to Stockholder inspection. No Stockholder shall have any right to inspect any of the accounts, books or documents of the Corporation, except as permitted by law, unless and until authorized to do so by resolution of the Board of Directors or of the Stockholders of the Corporation.

(5) To determine whether any and, if so, what part, of the earned surplus of the Corporation shall be paid in dividends to the Stockholders, and to direct and determine other use and disposition of any such earned surplus;

(6) To fix, from time to time, the amount of the profits of the Corporation to be reserved as working capital or for other lawful purpose;

(7) To establish bonus, profit-sharing, stock option, or other types of incentive compensation plans for the employees, including Officers and Directors, of the Corporation, and to fix the amount of profits to be shared or distributed, and to determine the persons to participate in any such plans and the amount of their respective participation;

(8) By resolution adopted by the Board, to designate one or more committees, each committee to consist of at least two of the directors of the corporation, which, to the extent provided in the resolution or in the Bylaws of the corporation, shall have and may exercise the powers of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; and such committee or committees shall have such name or names as may be stated in the Bylaws of the corporation or as may be determined from time to time by resolution adopted by the Board of Directors.

(9) To provide for the reasonable compensation of its own members, and to fix the terms and conditions upon which such compensation will be paid; and

(10) In addition to the powers and authority hereinbefore, or by statute, expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Nevada, of these Articles of Incorporation, and of the Bylaws of the Corporation.

Section 5.06. Directors’ Resolution. A resolution in writing, signed by all the members of the Board of Directors, shall be and constitute action of the said Board of Directors to the effect therein expressed with the same force and effect as though such resolution had been passed at a duly convened meeting of the Board of Directors, and it shall be the duty of the secretary of the corporation to record every such resolution in the minute book of the corporation under its proper date.

Section 5.07. Selection of Corporate Officers and Agents. As may be prescribed by the Bylaws of the corporation, or as may be determined by the Board of Directors, all officers, agents, and factors of the corporation shall be chosen by the Board of Directors. The Board of Directors shall select a president, a secretary, a treasurer, and a resident agent of the corporation, all of whom shall hold their offices until their successors are chosen and qualify. The corporation may also have one or more vice-presidents, assistant secretaries and assistant treasures, and such other officers, agents and factors shall be chosen in such manner, hold their offices for such terms, and have such powers and duties as may be prescribed by the Bylaws of the corporation or as determined by the Board of Directors.

Section 5.08. Limited Liability of Directors and Officers. Except for acts or omissions which involve intentional misconduct, fraud, a knowing violation of the law, or the payment of distributions in violation of NRS. 78.300, no director or officer of the corporation shall incur any personal liability to the corporation or its stockholders for damages for breach of his or her fiduciary duty as a director or officer. Any repeal or modification of this Section 5.08 by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation for acts or omissions prior to such repeal or modification.

Section 5.09. Indemnification of Directors, Officers, and Agents. Subject to the laws of the State of Nevada, specifically including, but not limited to, the provisions of NRS. 78.751, as may from time to time be amended, and further subject to the same exceptions set forth in Section 5.08 above and to any express provisions relating to indemnification in the Bylaws of the corporation, every person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the corporation to the fullest extent legally permissible under the laws of the State of Nevada, as may be in existence from time to time, against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith. Such right of indemnification shall be contingent upon, and shall exist only if, such person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, where such person also had no reasonable cause to believe his or her conduct was unlawful. Such right of indemnification, which is subject to the laws of the State of Nevada and the express provisions relating to indemnification in the Bylaws of the corporation, shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers, employees or agents of the corporation may have or hereafter acquire, and such persons shall be entitled to their respective rights of indemnification under the Bylaws of the corporation or any agreement, vote of stockholders, provision of law, or otherwise, as well their rights under this Section 5.09. The Board of Directors may adopt Bylaws from time to time with respect to indemnification to provide at all times the fullest indemnification permitted by the laws of the State of Nevada. The indemnification provided in this Section 5.09 shall continue as to a persons who has ceased to be such a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

Section 5.10. Contracts involving Directors or Interested Parties. In the absence of fraud, no contract or other transaction of the Corporation shall be affected by the fact that any of the Directors of the Corporation are in any way interested in, or connected with, any other party to such contract or transaction, or are themselves, parties to such contract or transaction, provided that this interest in any such contract or transaction of any such Director shall at any time be fully disclosed or otherwise known to the Board of Directors; and each and every person who may become a Director of the Corporation is hereby relieved of any liability that might otherwise exist from contracting with the Corporation for the benefit of himself or any firm, association or corporation in which he may be in any way interested.

ARTICLE VI

ASSESSMENT OF STOCK

Section 6.01. Capital Stock Non-assessable. The capital stock of the corporation, after the amount of the subscription price has been fully paid, in money, property or services, shall not be assessable for any purpose; and no stock issued as fully paid stock shall ever be assessable or assessed. The holders of such stock shall not be individually responsible for the debts, contracts, or liabilities of the corporation, and shall not be liable for assessments to restore impairments in the capital of the corporation. The private property of the stockholders shall not be subject to payment of any corporate debt or liability to any extent whatsoever.

ARTICLE VII

CORPORATION’S ACQUISITION OF ITS OWN SHARES

Section 7.01. Corporation may acquire its own shares. Subject to the restrictions and exceptions contained in NRS 78.283, the corporation may purchase, redeem, receive, take or otherwise acquire, own and hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal with and in its own shares. Shares of the corporation’s stock acquired by it pursuant to this Article shall be considered “Treasury Stock” and so held by the Corporation, unless the Board of Directors elects to retire and restore such Treasury Stock to the status of authorized and unissued shares. Treasury Stock shall not carry voting rights or participate in distributions. The Board of Directors may retire and restore Treasury Stock without an amendment to the articles of incorporation, or the Board of Directors may dispose of Treasury Stock for such consideration as the Board of Directors may determine.

ARTICLE VIII

SECTION 7. Pursuant to NRS 78.378 any acquisition of a controlling interest in the Corporation shall be exempt from the requirements of NRS 78.378 to 78.3793, inclusive. The Board of Directors shall have the power to authorize the purchase/sale of a controlling interest in the Corporation by a simple majority vote of the Board of Directors. No resolution of shareholders shall be required to approve the acquisition of a controlling interest in the Corporation and any stock so acquired shall immediately obtain full voting rights.

ARTICLE IX

INCORPORATORS

Section 7.01. The name and post office address of the incorporator who originally signed these Articles of Incorporation was as follows:

Jess B. McGinley

9995 Hwy 91 South

Dillon, MT 59725

Section 7.02. The name and post office address of the officer signing these Amended and Restated Articles of Incorporation is as follows:

Edward Deutsch

21 Pasture Lane

Roslyn, NY 11577

ARTICLE VIII

TERM

Section 8.01. Perpetual Existence. Except as otherwise provided in Section 8.02 hereof, the corporation shall have perpetual existence.

Section 8.02. Dissolution. The term of existence of the corporation shall cease upon the issuance of a certificate of Dissolution in accordance with NRS. 75.580 or the corresponding provisions of any succeeding law, following the adoption of a resolution to that effect by the Board of Directors, subject to, however, the ratification of the stockholders of the corporation.

ARTICLE IX

AMENDMENTS

Section 9.01. Right to Amend. Subject at all times to the express provisions of Section 6.01 which cannot be amended, this corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation or its Bylaws, in the manner now or hereafter prescribed by statute or by these Articles of Incorporation or said Bylaws, and all rights conferred upon the stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, I have hereunto executed these Amended and Restated Articles of Incorporation on this the 24 day of September, 2007.

/s/ Edward Deutsch
Edward Deutsch, President and Director

ATTEST:

/s/ Boyd Soussana
Boyd Soussana, Director

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